Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Commercial Net Lease Realty, Inc.:

We consent to the incorporation by reference in the registration statement (no. 333-105635) on Form S-3 and registration statement (no. 333-64794) on Form S-8 of Commercial Net Lease Realty, Inc. and subsidiaries of our reports dated March 9, 2005, with respect to the consolidated balance sheets of Commercial Net Lease Realty, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Commercial Net Lease Realty, Inc. and subsidiaries. Our report refers to the Company’s adoption of FIN No. 46(R) “Consolidation of Variable Interest Entities.”

Orlando, Florida
March 11, 2005